Exhibit 4.2

WHITEGLOVE HOUSE CALL HEALTH, INC.

THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

March 2, 2011

4.15	Delays or Omissions	26
4.16	Telecopy Execution and Delivery	27
4.17	Sale, Sell, Transfer, etc.	27
4.18	Stock Splits, Stock Dividends, etc.	27

Schedule I	-	Schedule of Investors
Exhibit A	-	Adoption Agreement

THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (the “Agreement”) is made as of March 2, 2011 by and among Whiteglove House Call Health, Inc., a Texas corporation (the “Company”), and the holders of the Company’s Preferred Stock listed on Schedule I hereto (each, an “Investor” and collectively, the “Investors”).

R E C I T A L S:

WHEREAS, the Company and certain of the Investors are parties to the Series D Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”) by and among the Company and the Investors listed on Schedule I thereto, pursuant to which the Company has agreed to sell, and such Investors have agreed to purchase, shares of the Company’s Series D Convertible Preferred Stock, par value $0.01 per share (the “Series D Preferred Stock”);

WHEREAS, the Company’s and such Investors’ respective obligations under the Purchase Agreement are conditioned upon the execution and delivery of this Agreement; and

WHEREAS, in order to induce the Company to enter into the Purchase Agreement and to induce such Investors to invest in the Company’s Series D Preferred Stock pursuant to the Purchase Agreement, the parties hereto hereby agree that this Agreement shall govern the rights of the Investors in those certain matters as set forth herein.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants set forth herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

REGISTRATION RIGHTS

The Company covenants and agrees as follows:

1.1 Definitions. For purposes of this Article I:

(a) “Change in Control” shall mean (A) the acquisition of the Company by means of any transaction or series of related transactions (including, without limitation, any stock purchase transaction, merger, consolidation or other form of reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary, but excluding (i) any transaction effected for the purpose of changing the Company’s jurisdiction of incorporation and (ii) the sale by the Company of shares of its capital stock to investors in bona fide equity financing transactions), unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the surviving or acquiring entity or its direct or indirect parent entity are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the Company’s stockholders of record as constituted immediately prior to such transaction or series of related transactions and (B) a sale of all or substantially all of the assets of the Company in a single transaction or series of related transactions.

In no event shall any public offering of the Company’s securities be deemed to constitute a Change in Control.

(b) “Conversion Stock” shall mean shares of Common Stock issued or issuable upon conversion of the Preferred Stock.

(c) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(d) “Form S-3” shall mean such form under the Securities Act as in effect on the date hereof or any registration forms under the Securities Act subsequently adopted by the SEC that permit inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(e) “Holder” shall mean any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.13 hereof.

(f) “Lending Institution” shall mean a bank, savings and loan association, equipment lessor or other similar lending institution that engages in commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions with the Company, and in connection therewith receives equity securities of the Company, all on terms approved by the Company’s Board of Directors.

(g) “Preferred Stock” means the Company’s Series A Convertible Preferred Stock, $0.01 par value per share, Series A-1 Convertible Preferred Stock, $0.01 par value per share (together with the Series A Convertible Preferred Stock, the “Series A Preferred Stock”), Series B-1 Convertible Preferred Stock, $0.01 par value per share (the “Series B-1 Preferred Stock”), Series C Convertible Preferred Stock, $0.01 par value per share (the “Series C Preferred Stock”) and Series D Preferred Stock.

(h) The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(i) “Registrable Securities” shall mean (i) the Conversion Stock, (ii) shares of Common Stock issued or issuable upon exercise of any warrants or convertible securities issued to a Lending Institution after the date hereof upon the approval of the Company’s Board of Directors; provided, however, that such shares of Common Stock shall not be deemed Registrable Securities for purposes of Sections 1.2, 1.11 and 4.7 herein and (iii) any shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in (i) and (ii) above; excluding in all cases, however, any Registrable Securities sold by a Holder in a transaction in which his rights under this Article I are not assigned.

(j) The number of shares of “Registrable Securities then outstanding” shall be equal to the number of shares of Common Stock then issued and outstanding which are, and the number of shares of Common Stock then issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

(k) “Rule 144” means Rule 144 as promulgated by the SEC under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the SEC.

(l) “Rule 145” means Rule 145 as promulgated by the SEC under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the SEC.

(m) “SEC” shall mean the Securities and Exchange Commission.

(n) “Securities Act” shall mean the Securities Act of 1933, as amended.

1.2 Request for Registration.

(a) At any time after the earlier of (i) March 2, 2015 or (ii) six (6) months after the effective date of the first registration statement for a firm commitment underwritten public offering of the Company’s Common Stock, the Investors holding at least sixty-five percent (65%) of the shares of Registrable Securities issued or issuable upon conversion of the Preferred Stock may request that the Company effect a registration under the Securities Act of all or any part of their Registrable Securities (each, a “Demand Registration”), subject to the terms and conditions of this Agreement. Any request (a “Registration Request”) for a Demand Registration shall specify (A) the approximate number of shares of Registrable Securities requested to be registered and (B) the intended method of distribution of such shares. Within twenty (20) days of the receipt of the Registration Request, the Company will give written notice of such requested registration to all other holders of Registrable Securities and will use its commercially reasonable efforts to effect as soon as practicable (and in any event within ninety (90) days of the date such request is given) the registration under the Securities Act requested and will include in such registration all shares of Registrable Securities that holders of Registrable Securities request the Company to include in such registration by written notice given to the Company within twenty (20) days after the Company’s sends such notice (subject to underwriter cut-backs as provided in this Agreement):

(i) The Company shall not be required to effect more than two (2) Demand Registrations that have been declared or ordered effective and shall have the deferral rights set forth in Section 1.2(c) below.

(ii) The Company shall not be required to effect a Demand Registration unless at least twenty-five percent (25%) of the then outstanding Registrable

Securities shall be included in such registration and if the anticipated offering would exceed an aggregate offering price to the public, net of discounts and commissions, of $10,000,000.

(iii) Without the prior written consent of the holders of at least a majority of the shares of Registrable Securities held by the Investors included in such registration, the Company will not include in any Demand Registration any securities other than (a) Registrable Securities, (b) shares of stock pursuant to Section 1.3 hereof, and (c) securities to be registered for offering and sale on behalf of the Company. If the managing underwriter(s) advise the Company in writing that in their opinion the number of shares of Registrable Securities and, if permitted hereunder, other securities in such offering, exceeds the number of shares of Registrable Securities and other securities, if any, which can be sold in an orderly manner in such offering within a price range acceptable to the holders of at least a majority of the shares of Registrable Securities held by Investors initially requesting registration, the Company will include in such registration, prior to the inclusion of any securities which are not shares of Registrable Securities, the number of shares of Registrable Securities requested to be included that in the opinion of such underwriters can be sold in an orderly manner within the price range acceptable to the holders of at least a majority of the shares of Registrable Securities held by Investors initially requesting registration, subject to the following order of priority: (A) first, the securities requested to be included therein by the Investors, pro rata among the holders thereof on the basis of the number of shares of Registrable Securities such holders requested to be included in such registration; (B) second, the Registrable Securities requested to be included in such registration by the Common Stockholders on a pro rata basis based on the number of Registrable Securities the Common Stockholders requested to be included in such registration; (C) third, the securities requested to be included therein by the Company; and (D) fourth, among persons not contractually entitled to registration rights under this Agreement.

(b) If the Investors initiating the Registration Request hereunder (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 1.2(a) and the Company shall include such information in the written notice referred to in Section 1.2(a). The underwriter will be selected by the Company and shall be reasonably acceptable to at least a majority in interest of the Initiating Holders (based on Registrable Securities requested to be included in such registration), which approval shall not be unreasonably withheld or delayed; provided, however, that if the managing underwriter or underwriters shall be the firm or firms that managed the Company’s most recently completed underwritten public offering of Common Stock, such firm or firms shall be deemed acceptable unless at least a majority in interest of the Initiating Holders (based on Registrable Securities requested to be included in such registration) shall object to such firm or firms for reasons related to the ability of such firm or firms to effectively manage the offering. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 1.41.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting.

(c) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2 a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company (the “Board of Directors”) it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is, therefore, essential to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.

(d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

(i) after the Company has effected two (2) Demand Registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective;

(ii) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a registration subject to Section 1.3 or Section 1.11 hereof, provided that the Company is actively employing its commercially reasonable efforts to cause such registration statement to become effective; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; or

(iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.11 below.

(iv) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

1.3 Company Registration.

(a) If, but without any obligation to do so, the Company proposes to register (including for this purpose a registration initiated by the Company for itself or for the Holders or stockholders other than the Holders) any of its stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to employee benefit plans, or a registration relating solely to a SEC Rule 145 transaction, or a registration on any registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the Registrable Securities) the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within fifteen (15) days after delivery of such notice by the Company, the Company shall, subject to the provisions of Section 1.8, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered.

(b) If a registration subject to Section 1.3(a) relates to an underwritten public offering of equity securities and the managing underwriters advise the Company that in their opinion the number of securities requested to be included in such registration exceeds the number that can be sold in an orderly manner in such offering within a price range acceptable to the Holders initially requesting such registration, the Company will include in such registration (i) first, the securities requested to be included therein by the Company if the Company has initiated the registration; (ii) second, the Registrable Securities requested to be included in such registration by Investors, allocated pro rata among the holders thereof on the basis of the total number of shares of Registrable Securities such Holder requested to be included in such registration or in such other proportions as shall mutually be agreed to by such selling Holders; (iii) third, the Registrable Securities requested to be included in such registration by Lending Institutions, allocated pro rata among such Holders on the basis of the number of Registrable Securities such Holder requested to be included in such registration; and (iv) fourth, among persons not contractually entitled to registration rights under this Agreement. Notwithstanding the foregoing, the amount of securities of the Investors included in the offering shall not be reduced below twenty percent (20%) of the total amount of securities included in such offering. Notwithstanding the preceding sentence, in the event of an initial public offering by the Company, the Registrable Securities held by the selling Holders may be excluded entirely if the underwriters make the determination described above and if the securities of all other selling stockholders are excluded entirely (as long as no other selling stockholders are permitted to participate in such offering). In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters). All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting.

1.4 Obligations of the Company. Whenever required under this Article I to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective within sixty (60) days of a request for registration pursuant to Section 1.2 and Section 1.11 and such registration statement shall remain effective until the earlier to occur of (i) one-hundred-eighty (180) days after the date such registration statement was declared effective or (ii) until the distribution contemplated in such registration statement has been completed; provided, however, that such one-hundred-eighty (180) day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein of misleading in the light of the circumstances then existing.

(g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by the Company are then listed.

(h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities not later than the effective date of such registration.

1.5 Furnish Information.

(a) With respect to the Registrable Securities of any selling Holder, such Holder shall furnish to the Company such information regarding such Holder, the Registrable Securities held by such Holder, and the intended method of disposition of such securities as shall be reasonably requested by the Company or the managing underwriters, if any, to effect the registration of such Holder’s Registrable Securities.

(b) The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.11 if, due to the operation of Section 1.5(a), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 1.2(a) or Section 1.11(b), whichever is applicable.

1.6 Expenses of Demand Registration. All expenses, other than underwriting discounts and commissions, incurred in connection with registrations, filings or qualifications pursuant to Section 1.2(a), including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders (not to exceed $40,000) shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2(a) if the Registration Request is subsequently withdrawn on the written request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses on a pro rata basis) unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one Demand Registration pursuant to Section 1.2(a); provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of the request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their full rights pursuant to Section 1.2(a).

1.7 Expenses of Company Registration. All expenses, other than underwriting discounts and commissions relating to Registrable Securities, incurred in connection with registrations, filings or qualifications pursuant to Section 1.3 for each Holder, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders (not to exceed $40,000) shall be borne by the Company.

1.8 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Article I.

1.9 Indemnification. In the event any Registrable Securities are included in a registration statement under this Article I:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers, and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any of the following statements, omissions or violations (each, a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 1.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises solely out of or is based solely upon a Violation which occurs in reliance upon and in conformity with written information furnished by any such Holder, underwriter or controlling person expressly for use in connection with such registration.

(b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 1.9(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that in no event shall any indemnity under this Section 1.9(b) exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel reasonably satisfactory to the indemnified parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

(d) If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations; provided, however, that in no event shall any contribution under this Section 1.9 exceed the net proceeds from the offering received by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) The obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Article I, and otherwise. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each other indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

1.10 Reports Under Securities Exchange Act.

With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

(b) take such action, including the voluntary registration of its Common Stock under Section 1.12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request from such Holder (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to Form S-3.

1.11 Form S-3 Registrations. In the event that the Company shall receive from the Holders of at least ten percent (10%) of the Registrable Securities then outstanding a written request that the Company effect a registration on Form S-3, and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) use its commercially reasonable efforts to, as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.11:

(i) if Form S-3 is not available for such offering by the Holders;

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such Form S-3, propose to sell Registrable Securities at an aggregate price to the public (net of underwriting discounts and commissions) of less than $1,000,000;

(iii) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.11 a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is, therefore, essential to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period of not more than one-hundred-twenty (120) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period;

(iv) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance;

(v) if the Company has, within the twelve (12) month period preceding the date of such request, already effected one (1) registration on Form S-3 for the Holders pursuant to this Section 1.11; or

(vi) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one-hundred-eighty (180) days after the effective date of, any registration statement pertaining to a public offering of securities for the Company’s account; provided, however, that the Company is actively employing its commercially reasonable efforts to cause such registration statement to be effective; further provided, that the Company may not utilize this right more than once in any twelve (12) month period.

(c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with a registration requested pursuant to this Section 1.11, including, without limitation, all registration, filing, qualification, printer’s and accounting fees and the reasonable fees and disbursements of counsel for the selling Holder or Holders and counsel for the Company, shall be borne by the Company. Registrations effected pursuant to this Section 1.11 shall not be counted as demands for registration or registrations effected pursuant to Section 1.2 or 1.3, respectively.

(d) If the Holders initiating a registration pursuant to this Section 1.11 intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.11 and the Company shall include such information in the written notice referred to in Section 1.11(a). The underwriter will be selected by the Company and shall be reasonably acceptable to at least a majority in interest of the Initiating Holders, which approval shall not be unreasonably withheld or delayed: provided, however, that if the managing underwriter or underwriters shall be the firm or firms that managed the Company’s most recently completed underwritten public offering of Common Stock, such firm or firms shall be deemed acceptable unless a majority in interest of the Initiating Holders shall object to such firm or firms for reasons related to the ability of such firm or firms to effectively manage the offering. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.11, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated in the following order of priority: (A) first, the Registrable Securities requested to be included in such registration by Investors, allocated pro rata among the holders thereof on the basis of the total number of shares of Registrable Securities such Holder requested to be included in such registration or in such other proportions as shall mutually be agreed to by such selling Holders; (B) second, the securities requested to be included therein by the Company; and (C) third, among persons not contractually entitled to registration rights under this Agreement.

1.12 Expenses of Form S-3 Registration. All expenses, other than underwriting discounts and commissions, incurred in connection with registrations, filings or qualifications pursuant to Section 1.11, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders (not to exceed $40,000) shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.11 if the registration request is subsequently withdrawn on the written request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses on a pro rata basis) unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Section 1.11 for twelve (12) months following such withdrawal; provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of the request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their full rights pursuant to Section 1.11.

1.13 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Article I may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (i) is a subsidiary, parent, member, partner, limited partner, retired partner, grantor or shareholder of a Holder, (ii) an investment fund managed by a Holder or the directors, officers, partners or members of such Holder, (iii) is a Holder’s family member or trust for the benefit of an individual Holder or (iv) acquires at least 300,000 shares (subject to appropriate adjustment for stock splits, stock dividends and combinations) of Registrable Securities from such transferring Holder (or a lesser number if such number represents one hundred percent (100%) of such transferring Holder’s Registrable Securities); provided that: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including (without limitation) the provisions of Section 1.14 below, including the execution of an Adoption Agreement in the form attached hereto as Exhibit A; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership and the provisions of Section 4.9 below shall be applicable; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Article I.

1.14 “Market Stand-Off Agreement.

(a) In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, including the Company’s initial public offering, the Holders and all subsequent holders of the Registrable Securities who derive their chain of ownership through a permitted transfer from a Holder (each an “Owner”) shall not (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any securities of the Company, including (without limitation) shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether now owned or hereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any securities of the Company, including (without limitation) shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether now owned or hereafter acquired), whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of securities, in cash or otherwise without the prior written consent of the Company or its underwriters; provided, however, that the foregoing requirement shall not pertain to any Investor unless all of the Company’s executive officers, directors and greater than five percent (5%) stockholders of the Company have entered into written agreements to the same effect. Such restriction (the “Market Stand-Off”) shall be in effect for such reasonable period of time from and after the effective date of the final prospectus for the offering as may be requested by the Company or such underwriters. In no event, however, shall such period exceed one hundred eighty (180) days (the “Lock-Up Period”), and the Market Stand-Off shall in no event be applicable to any underwritten public offering effected more than two (2) years after the effective date of the Company’s initial public offering. Notwithstanding the foregoing, if (y) during the period that begins on the date that is seventeen (17) days before the last day of the Lock-Up Period and ends on the last day of the Lock-Up Period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (z) prior to the expiration of the Lock-Up Period the Company announces that it will release earnings results during the sixteen (16) day period beginning on the last day of the Lock-Up Period, then the restrictions imposed herein shall continue to apply until the expiration of the date that is eighteen (18) days after the date on which the issuance of the earnings release or material news or material event occurs.

(b) An Owner shall be subject to the Market Stand-Off provided and only if the officers and directors of the Company are also subject to similar restrictions. To the extent that any Owner, Major Investor, officer or director of the Company is released from its Market Stand-Off prior to the termination of the Lock-Up Period, the securities held by all such Owners, officers, directors or greater than five percent (5%) stockholders shall be released from the Market Stand-Off on a pro rata basis.

(c) Any new, substituted or additional securities which are by reason of any recapitalization or reorganization distributed with respect to the Registrable Securities shall be immediately subject to the Market Stand-Off, to the same extent the Registrable Securities are at such time covered by such provisions.

(d) In order to enforce the Market Stand-Off, the Company may impose stop-transfer instructions with respect to the Registrable Securities until the end of the applicable stand-off period.

1.15 limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of Holder(s) of at least sixty-five percent (65%) of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company (i) to include such securities in any registration filed under Section 1.2, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such holder’s or prospective holder’s securities will not reduce the amount of the Registrable Securities of the Holders which is included or (ii) to make a demand registration that could result in such registration statement being declared effective prior to the dates set forth in Section 1.2(a) or within one-hundred-eighty (180) days of the effective date of any registration effected pursuant to Section 1.2.

1.16 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Article I after the earlier of (i) four (4) years following the closing of a bona fide firm commitment underwritten initial public offering of the Company’s Common Stock registered under the Securities Act; (ii) such time as such Holder holds less than one percent (1%) of the issued and outstanding capital stock of the Company; (iii) as to any Holder, such time, on or after the closing of the Company’s first registered public offering of Common Stock, at which all Registrable Securities held by such Holder can be sold in any three-month period without registration in compliance with Rule 144 of the Securities Act; or (iv) the closing of a Change in Control or upon the occurrence of a Liquidation Event (as defined in the Company’s Seventh Amended and Restated Certificate of Formation).

ARTICLE II.

COVENANTS OF THE COMPANY

2.1 Delivery of Financial Statements. The Company shall deliver to each Investor that purchased at least five percent (5%) of the then issued and outstanding capital stock of the Company (in such case assuming full conversion and exercise of all convertible or exercisable securities and including all shares of Common Stock reserved for issuance pursuant to the Company’s stock option and equity incentive plans) (each, a “Major Investor”), it being agreed that each such Investor shall remain a Major Investor regardless of its percentage ownership after becoming a Major Investor for so long as such Investor holds at least 133,300 of the original shares acquired by such Investor:

(a) within one hundred twenty (120) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and a consolidated statement of stockholders’ equity as of the end of such year, and a consolidated statement of operations and a consolidated statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by a nationally recognized independent public accounting firm selected by the Company. In addition, the Company shall provide comparisons of the financial results against the Company’s budget for that financial period and the Company’s financial results for the previous year, all in reasonable detail;

(b) within forty-five (45) calendar days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of such quarter, and unaudited consolidated statements of operations and consolidated statements of cash flows of the Company and its subsidiaries, if any, for such quarter prepared in accordance with GAAP, all in reasonable detail with comparisons of the financial results against the Company’s budget for that financial period and the Company’s financial results for the corresponding period of the previous year;

(c) within thirty (30) days of the end of each month, an unaudited consolidated balance sheet of the Company for, and as of, the end of such month, an unaudited consolidated statement of operations and a consolidated statement of cash flows, prepared in accordance with GAAP, in reasonable detail with comparisons of the financial results against the Company’s budget for that financial period and the Company’s financial results for the corresponding period of the previous year, and an updated capitalization table as of the date of such statements; and

(d) as soon as practicable, but in any event within thirty (30) days prior to the beginning of each fiscal year, a copy of the Company’s annual operating plan for such fiscal year.

2.2 Inspection. The Company shall permit each Major Investor, and such Major Investor’s authorized representatives, at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times and during normal business hours as may be requested by such Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

2.3 Confidentiality and Non-Disclosure.

(a) Each Investor acknowledges that the information received by it pursuant to this Agreement is confidential and that it will only use such confidential information in its evaluation of the decisions it faces by virtue of being a stockholder of the Company, provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 2.3 (iii) to any existing or prospective affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provide that such Investor informs such affiliate, partner, member, stockholder or wholly owned subsidiary that such information is confidential and such affiliate, partner, member, stockholder or wholly owned subsidiary agrees to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure. Each Investor agrees that in any event, it shall not use such confidential information in violation of the Exchange Act. Each Investor may include summary financial information concerning the Company and general statements concerning the nature and progress of the Company’s business in an Investor’s reports to its limited partners and affiliates. Each Investor shall be liable to the Company for any violation of this Section 2.3. by any related person.

(b) Except as otherwise required by law, the Company may disclose to third parties the identity of an Investor as an investor in or interested party to the Company, but the Company shall not publicly disclose any information concerning such Investor’s ownership amounts or percentages or the terms of any Investor’s investment in the Company, other than to prospective investors (and the Company’s stockholders to the extent necessary or appropriate), prospective acquirors who are under a duty of confidentiality, governmental agencies and the like, without the prior written consent of such Investor, which consent shall be at that Investor’s sole discretion.

2.4 Proprietary Information and Inventions Agreement. The Company will cause each person now or hereafter employed by it or any subsidiary with access to confidential information to enter into a proprietary information and inventions agreement in such form as utilized and disclosed to Investors prior to the date of this Agreement. The Company will cause each consultant now or hereafter engaged by it or any subsidiary with access to confidential information to enter into an agreement containing provisions protecting the confidentiality of the Company’s confidential information and providing for the assignment to the Company of all inventions and intellectual property developed by such consultant pursuant to such engagement.

2.5 Assignment. The covenants set forth in Sections 2.1 and 2.2 may be assigned or transferred, but only with all related obligations, by an Investor to an assignee or transferee who (i) is a subsidiary, parent, partner, limited partner, retired partner, member, former member, affiliated venture capital fund or stockholder of a Holder, (ii) is a Holder’s family member or trust for the benefit of an individual Holder, or (iii) acquires a sufficient number of shares of Conversion Stock to be considered a Major Investor from such transferring Investor.

2.6 Termination of Covenants. The covenants set forth in Sections 2.1 through 2.5 shall terminate as to all Investors and be of no further force or effect upon the earlier to occur of the consummation of (i) immediately prior to the closing of a bona fide firm commitment underwritten initial public offering of the Company’s Common Stock registered under the Securities Act; or (ii) a Change in Control. The covenants set forth in Sections 2.1 and 2.2 shall terminate as to all Investors and be of no further force or effect upon the date upon which the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Exchange Act.

ARTICLE III.

FUTURE OFFERINGS

3.1 Preemptive Right.

(a) Grant of Preemptive Right. If the Company shall issue any equity securities, options therefor or securities convertible or exercisable for equity securities (each an “Equity Security” and together, “Equity Securities”), each Major Investor that is an “Accredited Investor” (as such term is defined in Rule 501 of Regulaton D promulgated pursuant to the Securities Act of 1933, as amended) shall be entitled to purchase such Major Investor’s Pro-Rata Portion (as defined below) of such Equity Securities to be issued; provided, however, that this contractual preemptive right shall not apply to issuances of Equity Securities: (i) pursuant to the Purchase Agreement, or upon conversion of any Preferred Stock issuable thereunder; (ii) upon the conversion or exercise of convertible or exercisable securities or other rights to purchase the Company’s capital stock outstanding as of the date of this Agreement; (iii) as a dividend or distribution on Common Stock, all shares of Preferred Stock or to all shareholders of the Company generally, and as a result of which appropriate adjustment is made to the conversion price of the Preferred Stock; (iv) pursuant to the sale of shares in an underwritten public offering; (v) to the Company’s or any subsidiary’s officers, directors, employees, consultants, advisors, placement agents and other service providers as compensation for services, or for charitable purposes, pursuant to stock grants, agreements, stock option plans, stock purchase plans, or other incentive programs or similar arrangements approved by the Board of Directors (including the Series B Director, Series C Director and Series D Director (as defined in the Company’s Third Amended and Restated Voting Agreement dated of even date herewith); (vi) to banks, savings and loan associations, equipment lessors or other similar lending institutions pursuant to commercial credit arrangements, equipment financings, commercial property lease transactions, or similar transactions approved by the Board of Directors; (vii) pursuant to bona fide business or technology acquisitions (or licenses) of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock, reorganization or otherwise which is approved by the Board of Directors; (viii) pursuant to or in connection with sponsored research, collaboration, technology license, development, OEM, supply, marketing or other similar agreements or strategic partnerships approved by the Board of Directors; (ix) any right, option or warrant to acquire any security convertible into or exercisable for the securities listed in clauses (i) through (viii) above. For purposes of this preemptive right, an Investor’s “Pro-Rata Portion” will be a fraction, the numerator of which is the number of shares of Common Stock held, or issuable upon conversion of the Preferred Stock held (assuming full conversion and exercise of all outstanding convertible or exercisable securities held by such Investor) by such Investor immediately prior to the issuance of the Equity Securities, and the denominator of which is the total number of shares of Common Stock outstanding (assuming full conversion and exercise of all outstanding convertible and exercisable securities and including all shares of Common Stock reserved for issuance upon conversion or exercise of options, warrants and the like actually issued as of the date of the Preemptive Rights Notice pursuant to the Company’s stock option and equity incentive plans) immediately prior to the issuance of new securities (the “Pro-Rata Portion”).

(b) Over-Allotment Option. If the aggregate number of Equity Securities subscribed for pursuant to Section 3.1(a) above is less than the aggregate Pro-Rata Portion for which all Investors are entitled to subscribe (the “Available Additional Portion”), then each Investor that has subscribed for such Investor’s full Pro-Rata Portion pursuant to Section 3.1(a) above shall be entitled to purchase, in addition to such Investor’s Pro-Rata Portion, that portion of the Available Additional Portion as such Investor’s Pro-Rata Portion bears to the aggregate Pro-Rata Portion for all Investors who subscribed for their full Pro-Rata Portion, subject to rounding by the Company’s Board of Directors to the extent it reasonably deems necessary and equitable. To the extent that Equity Securities are not purchased by the Major Investors as provided in Section 3.1(a) and this Section 3.1(b), the Company may, during the sixty (60) calendar days following the expiration of the period provided in Section 3.1(c), offer the remaining unsubscribed portion of such Equity Securities to any person or persons at a price not less than and upon terms no more favorable than those specified in the Preemptive Rights Notice. If the Company does not enter into an agreement for the sale of the Equity Securities within such period, or if such agreement is not consummated within thirty (30) calendar days of the execution thereof, the right provided in this Section 3.1 shall be deemed to be revived and such Equity Securities shall not be offered unless first reoffered to the Major Investors in accordance herewith.

(c) Procedures for Exercise. The price of Equity Securities that each Investor is entitled to purchase under this Article III shall be the same price and on the same terms and conditions at which such Equity Securities are offered to others. Each Investor may exercise its preemptive rights under Section 3.1(a) to purchase Equity Securities by paying the purchase price therefor at the principal office of the Company within twenty (20) days after receipt of notice from the Company stating the number or amount of Equity Securities it intends to issue and the price and characteristics thereof (the “Preemptive Rights Notice”), and each Investor may exercise any over-allotment option pursuant to Section 3.1(b), with respect to shares which other Investors elect not to purchase, in the same manner provided above within ten (10) days after receiving the Premptive Rights Notice from the Company of such over-allotment shares, which shall be delivered within five (5) days after the expiration of such initial twenty (20) day period. Each Investor shall pay such purchase price in cash, check, cancellation or conversion of indebtedness or wire transfer of immediately available funds or any combination of the foregoing. As promptly as practicable on or after the purchase date, the Company shall issue and deliver at its principal office a certificate or certificates for the number of full shares or amount, whichever is applicable, of Equity Securities.

(d) Assignability of Preemptive Rights. The preemptive rights pursuant to this Section 3.1 may only be assigned by an Investor to a transferee or assignee to whom or which the rights to cause the Company to register Registrable Securities are transferred or assigned pursuant to Section 1.13 hereof.

3.2 Termination of Article III. The covenants set forth in this Article III shall terminate at such time as the Investors (together with their affiliates) shall no longer be the owner of any Registrable Securities. Unless sooner terminated in accordance with the preceding sentence, the covenants set forth in this Article III shall terminate at the earliest to occur of: (i) immediately prior to the closing of a bona fide firm commitment underwritten initial public offering of the Company’s Common Stock registered under the Securities Act; (ii) upon a

Change in Control; or (iii) with the written consent of (A) Investors holding at least a majority of the shares of Series A Preferred Stock voting together as a single class, (B) Investors holding at least a majority of Series B-1 Preferred Stock voting together as a single class, (C) Investors holding at least a majority of Series C Preferred Stock voting together as a single class and (D) Investors holding at least a majority of Series D Preferred Stock voting together as a single class.

ARTICLE IV.

MISCELLANEOUS

4.1 Successors and Assigns. In addition to any restriction on transfer that may be imposed by any other agreement by which any party hereto may be bound, this Agreement shall be binding upon the Shareholders and their respective permitted transferees, heirs, executors, administrators, successors and assigns (including transferees of any shares of Registrable Securities); provided, however, that the Company shall not effect any transfer of Registrable Securities subject to this Agreement on its books or issue a new certificate for such Registrable Securities unless the transferee of such Registrable Securities shall have executed and delivered an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee’s signature appeared on the signature pages hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties to this Agreement or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.2 Termination. This Agreement shall terminate upon the earlier of (i) the termination of the rights contained in Article I pursuant to Section 1.16, the termination of the covenants contained in Article II pursuant to Section 2.6 and the termination of the rights provided in Article III pursuant to Section 3.2; or (ii) the written consent of (A) Investors holding at least a majority of the shares of Series A Preferred Stock voting together as a single class, (B) Investors holding at least a majority of Series B-1 Preferred Stock voting together as a single class, (C) investors holding at least a majority of Series C Preferred Stock voting together as a single class and (D) Investors holding at least a majority of Series D Preferred Stock voting together as a single class.

4.3 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

4.4 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which, when taken together, shall constitute one and the same instrument.

4.5 Interpretation; Titles and Subtitles. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

4.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by commercial delivery service, mailed by registered or certified mail (return receipt requested), sent via facsimile (with confirmation of receipt) or electronic mail to the parties at the address for each party as set forth herein (or at such other address for a party as such party may designate pursuant to this Section 4.6:

(i)	If to the Company;

Whiteglove House Call Health, Inc.

5300 Bee Cave Road

Building I, Suite 100

Austin, Texas 78746

Fax: 512-266-7330

Attn: President and Chief Executive Officer

Email: bfabbio@housecallhealth.com

with a copy (which shall not constitute notice) to:

Andrews Kurth LLP

111 Congress Avenue, Suite 1700

Austin, Texas 78701

Fax: (512)320-9292

Attn: Carmelo M. Gordian

(ii)	If to an Investor, at the addresses set forth below such Investor’s name on Schedule I hereto.

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices by facsimile shall be confirmed by the sender promptly after transmission via certified mail or personal delivery. Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

An electronic communication (“Electronic Notice”) shall be deemed written notice for purposes of this Section 4.6 if sent with return receipt requested to the electronic mail address specified by the receiving party in a signed writing in a nonelectronic form. Electronic Notice shall be deemed received at the time the party sending Electronic Notice receives verification of receipt by the receiving party. Any party receiving Electronic Notice may request and shall be entitled to receive the notice on paper, in a nonelectronic form (“Nonelectronic Notice”) which shall be sent to the requesting party within ten (10) days of receipt of the written request for Nonelectronic Notice.

4.7 Amendments and Waivers. This Agreement may be altered, amended, waived or modified at any time only upon approval of such alteration, amendment, waiver or modification (each, an “Amendment”) by the written consent of (i) the Company, (ii) Investors holding at least a majority of the shares of Series A Preferred Stock voting together as a single class, (iii) Investors holding at least a majority of Series B-1 Preferred Stock voting together as a single class, (iv) Investors holding at least a majority of Series C Preferred Stock voting together as a single class and (v) Investors holding at least a majority of Series D Preferred Stock voting together as a single class; provided, however, that any Amendment which would disproportionately and adversely affect any one Shareholder (or holders of a series or class of stock (a “Class”)) relative to the other Shareholders or holders of a Class must be approved by such series or disproportionately affected Shareholder or holders of a majority in interest of such Class (calculated on an as-converted to Common Stock basis). The Company shall promptly notify the holders of each class of the Company’s voting stock that an Amendment has been approved in accordance with the terms of this subsection. Any Amendment effected in accordance with this Section 4.7 shall be binding upon each Investor and the Company. Notwithstanding anything to the contrary in this Section 4.7, (i) in the event of a subsequent closing with an investor as provided for in the Purchase Agreement, such investor shall become a party to this Agreement as an “Investor” upon the Company’s receipt from such investor of an executed counterpart signature page to this Agreement, (ii) additional parties may be added as a Holder under this Agreement with the written consent of the Company and the Investors holding at least sixty-five percent (65%) of the shares of Common Stock issuable upon conversion of the Preferred Stock held by Investors; and (iii) a Lending Institution may become a party to this Agreement as the holder of Registrable Securities (subject to the limitations of Section 1.1(e) hereof) by executing a counterpart signature page to this Agreement, and such addition of an Investor, Holder or Lending Institution as applicable, in such capacity, shall not be deemed to constitute an amendment hereof.

4.8 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

4.9 Aggregation of Stock. All shares of Registrable Securities held or acquired by a Holder and its affiliated entities shall be aggregated together for the purpose of determining the availability of any rights under this Agreement. For purposes of the foregoing, any shares of Registrable Securities held by a Holder that (X) is a partnership, limited liability company or corporation shall be deemed to include shares held by (i) entities affiliated with such partnership, limited liability company or corporation, (ii) any partner (or retired partner), member (or retired member) or shareholder of such partnership, limited liability company or corporation, (iii) the spouse, siblings, lineal descendants or ancestors of any such partner (or retired partner), member (or retired member) or shareholder, (iv) the estate of any such partner (or retired partner), member (or retired member) or shareholder and (v) any custodian or trustee for the benefit of any such partner (or retired partner), member (or retired member) or shareholder or the spouse, siblings, lineal descendants or ancestors of any such partner (or retired partner), member (or retired member) or shareholder or (Y) is an individual shall be deemed to include shares held by (i) the estate of such individual or (ii) the spouse, siblings, lineal descendants or ancestors of such individual and any custodian or trustee for the benefit of any of the foregoing persons.

4.10 Entire Agreement. This Agreement, including the schedules attached to this Agreement, and the other documents delivered pursuant to this Agreement constitute the full and entire understanding and agreement among the parties with regard to the subject matter hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Each party hereto hereby acknowledges and agrees that this Agreement amends and supersedes in their entirety all preceding agreements regarding the subject matter hereof, including without limitation that certain Amended and Restated Investors’ Rights Agreement, dated as of March 13, 2009 and that certain Investors’ Rights Agreement, dated as of February 22, 2008.

4.11 Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

4.12 Joint Product. This Agreement is the joint product of the Company and the other parties hereto and each provision hereof and thereof has been subject to the mutual consultation, negotiation and agreement of the Company and the other parties hereto and shall not be construed against any party hereto.

4.13 Consent to Electronic Notice. Each Shareholder generally consents to the delivery of any shareholder notice pursuant to the Texas Business Organizations Code (the “TBOC”), as amended or superseded from time to time, by electronic transmission at the electronic mail address or the facsimile number set forth below such Shareholder’s name on the Schedules hereto, as updated from time to time by notice to the Company, or as on the books of the Company. To the extent that any notice given via electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected electronic mail address has been provided, and such attempted Electronic Notice shall be ineffective and deemed to not have been given. The Shareholders agree to promptly notify the Company of any change in such Shareholders electronic mail address, but failure to do so shall not affect the foregoing.

4.14 Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

4.15 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach or default of another party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

4.16 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties to this Agreement, and an executed copy of this Agreement may be delivered by one or more parties to this Agreement by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party to this Agreement, all parties to this Agreement agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction of this Agreement.

4.17 Sale, Sell, Transfer, etc. The words “sale,” “sell,” “transfer,” and the like shall include any disposition by way of transfer with or without consideration, to any persons for any purpose and include, without limitation, public or private offerings, exchanges, mergers, consolidations, reorganizations, redemptions, or any other transaction affecting the stock of the Company held by the Investors.

4.18 Stock Splits, Stock Dividends, etc. In the event of any stock split, stock dividend, recapitalization, reorganization, or the like, any securities issued with respect to the shares of Common Stock or Preferred Stock held by the Investors shall become subject to the terms of this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first above written.

COMPANY: WHITEGLOVE HOUSE CALL HEALTH, INC.

By:	/s/ Robert A. Fabbio
Robert A. Fabbio President and Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS: IRA FBO Robert A. Fabbio Pershing LLC as Custodian Account Number: 5U9-986364

By:	/s/ Robert A. Fabbio
Robert A. Fabbio

WHITEGLOVE HOUSE CALL HEALTH, INC.

THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS: TRAFLT, LLC

By:	/s/ Robert A. Fabbio
Manager

WHITEGLOVE HOUSE CALL HEALTH, INC.

THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

Monica Fabbio

WHITEGLOVE HOUSE CALL HEALTH, INC.

THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

Wilson G. Allen

WHITEGLOVE HOUSE CALL HEALTH, INC.

THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS: RUDGE ALLEN INVESTMENT COMPANY

By:
Name:
Title:

WHITEGLOVE HOUSE CALL HEALTH, INC.

THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

/s/ William Rice
William Rice

WHITEGLOVE HOUSE CALL HEALTH, INC.

THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS: HQ INVESTORS 3, LLC

By:	/s/ Lawrence Garatoni
Lawrence Garatoni, Authorized Member

WHITEGLOVE HOUSE CALL HEALTH, INC.

THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS: WR HAMBRECHT VENTURES II, L.P.

By:	/s/ Alan Katz
Name:	Alan Katz
Title:	Mgr

WHITEGLOVE HOUSE CALL HEALTH, INC.

THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS: HIDDEN LION PARTNERS I, LLC

By:	Hidden Lion Partners Management Company, LLC, its Managing Director

By:	/s/ Mark Sherman
Mark Sherman, Managing Director

WHITEGLOVE HOUSE CALL HEALTH, INC.

THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS: ENHANCED EQUITY FUND II, L.P.

By:	EEF Partners II LLC, its General Partner

By:	/s/ Malcolm T. Kostuchenko
Malcolm T. Kostuchenko, Managing Partner

EEF II CO-INVEST LLC.

By:	/s/ Andrew M. Paul
Andrew M. Paul, Sole Member

SCHEDULE I

Schedule of Investors

INVESTOR	SERIES A PREFERRED STOCK HELD	SERIES A-1 PREFERRED STOCK HELD	SERIES B-1 PREFERRED STOCK HELD	SERIES C PREFERRED STOCK HELD	SERIES D PREFERRED STOCK HELD
IRA FBO “Robert A. Fabbio” c/o Pershing, LLC One Pershing Plaza Jersey City, NJ 07399		68,302	113,837
TRAFLT, LLC 215 Bella Riva Austin, Texas 7K734 Fax: 512-266-7330	2,216,667	32,448
Monica Fabbio 215 Bella Riva Austin, Texas 78734 Fax: 512-266-7330		40,000
Wilson G. Allen 403 Buckeye Trait Austin, Texas 78746 wilson@westlakellc.com		50,000
Rudge Allen Investment Company 403 Buckeye Trail Austin, Texas 78746 wilson@westlakellc.com		25,000
Eric Rothfus 4 Coleridge Lane Austin, Texas 78746 eric.rothfus@guggenheimpartners.com		50,000
Ed Ateyeh 4410 Michaels Cove Austin, Texas 78746 taylor@colltech.com		50,000	22,767
Laura J. Kilcrease 7504 Clove Cove Austin, Texas 78750 Fax: 512-346-0082 laura@tritonventures.com		25,000	11,383
Famiglia Ciola, LLC 803 Hurst Creek Road Austin, Texas 78734 dciola@asglp.com		50,000		14,632
Paul Twitchell 2011 Crosby Road Wayzata, Minnesota 55391 ptwitchell@whiteboxadvisors.com		50,000	45,535
Meredith Family Revocable Trust 248 Addie Roy Road, Suite C-200 Austin TX 78742 Fax: 512-732-0225		266,600	190,000	61,282

Schedule I

INVESTOR	SERIES A PREFERRED STOCK HELD	SERIES A-1 PREFERRED STOCK HELD	SERIES B-1 PREFERRED STOCK HELD	SERIES C PREFERRED STOCK HELD	SERIES D PREFERRED STOCK HELD
JMM PTLP Ltd. c/o Randy McFadden Telephone Management 609 Castle Ridge Road, Suite 215 Austin, Texas 78746 512-327-4454 (fax) 512-327-5561 rmcfadden@telephonemanagement.com		125,000
Nicholas J. Nascone 217 Bella Riva Austin, Texas 78734 512-413-3657 nick@nascone.com		25,000	11,384
Jeffrey S. Muir Fulcrum Ventures 1040 Crown Pointe Parkway, Suite 330 Atlanta, Georgia 30338 770-551-6300 (fax) 770-551-6330		12,500
William Rice 3601 Travis County Circle Austin, Texas 78735 brice@housecallhealth.com	1,108,333	1,350
Michael Hancock 3701 Whitt Loop Austin, Texas 78749 512-422-3093 mhancock@housecallhealth.com		2,652		776
HQ Investors 3, LLC Anthony Wright 1150 Lakeway Drive, Suite 207 Austin, TX 78734 tony.wright@hqinvestments.com			684,655	199,166
W. W. McAllister III 4940 Broadway #305 San Antonio, TX 78209 bomcallister@sbcglobal.net			68,302
Three Lee Investments Limited 970 Isom Road San Antonio, TX 78209 Fax: 866-511-1249 slee@qlee.net			136,604
Andrews Kurth LLP 111 Congress Ave., Suite 1700 Austin, Texas 78701 Attn: Carmelo M. Gordian Fax: 512-320-9292			6,830

Schedule I

INVESTOR	SERIES A PREFERRED STOCK HELD	SERIES A-1 PREFERRED STOCK HELD	SERIES B-1 PREFERRED STOCK HELD	SERIES C PREFERRED STOCK HELD	SERIES D PREFERRED STOCK HELD
St. James’s Park Ventures, LP 3801 N. Capital of Texas Highway Suite E-240, #62 Austin, TX 78746 steve@sjpholding.com			45,535	61,282
Will McAlister 4940 Broadway #305 San Antonio, TX 78209 Fax: 210-824-7028			22,767
WR Hambrecht Ventures II, L.P. Margo Ranucci WR Hambrecht + Co Private Equity Administrator/Compliance Administrator Pier 1, Bay 3 San Francisco, CA 94111 Tel. (415) 551-8649 Fax: (415) 551-8625 mranucci@wrhambrecht.com			387,049
Spersibs, LP 5300 Bee Cave Road Bldg 1-220 Austin, TX 78746 Phil@psper.com			20,400	13,727
Accent Texas Fund II, L.P, 5300 Bee Caves Road Building 1, Suite 240 Austin, TX 78746 Attention: Mansoor Ghori Fax: 5120306-9967 mansoororg@accentcap.com				76,603
Hidden Lion Partners I, LLC Attn: Mark Sherman 2506 Union Street San Francisco, CA 94123 Tel. (415) 734-1977 Fax: (415) 996-3355 mark@hiddenlion.com				1,532,050
Enhanced Equity Fund II, L.P. Attn: Malcolm T. Kostuchenko c/o Enhanced Capital Partners, Inc. 601 Lexington Avenue, 55th Floor New York, NY 10022 Fax: 212-207-3386					2,182,858

Schedule I

INVESTOR	SERIES A PREFERRED STOCK HELD	SERIES A-1 PREFERRED STOCK HELD	SERIES B-1 PREFERRED STOCK HELD	SERIES C PREFERRED STOCK HELD	SERIES D PREFERRED STOCK HELD
EEF II Co-Invest LLC Attn: Malcolm T. Kostuchenko c/o Enhanced Capital Partners, Inc. 601 Lexington Avenue, 55th Floor New York, NY 10022 Fax: 212-207-3386					133,619
Enhanced Capital Texas Fund II, LLC Attn: Paul Kasper c/o Enhanced Capital Partners, Inc. 601 Lexington Avenue, 55th Floor New York, NY 10022 Fax: 212-207-3386				153,205
Andrew M. Paul 283 Pondfield Road Bronxville, NY 10708 Fax: 212-207-3386 apaul@enhancedcap.com				153,205
Jonathon Kaiden 515 W. 52nd Street Apartment PHIF New York, NY 10019 Fax: 212-207-3386 jkaiden@enhancedcap.com				7,660
Barry Osherow 32 South Bedford Rd. Pound Ridge, NY 10576 bosherow@yahoo.com				3,064
Paul S. Kasper 161 Hudson Street Apt #2C New York, NY 10013				7,660
Michael Korengold 10 Dellwood Circle Bronxville, NY 10708 Fax: 212-207-3386 mkorengold@enhancedcap.com				4,596

TOTAL	3,325,000	873,852	1,767,048	2,288,908	2,316,477

Schedule I

EXHIBIT A

Adoption Agreement

This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned (the “Transferee”) pursuant to the terms of that certain Third Amended and Restated Investors’ Rights Agreement dated as of March 2, 2011 (the “Agreement”) by and among Whiteglove House Call Health, Inc. (the “Company”) and certain of its shareholders. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Transferee agrees as follows:

1. Acknowledgement. Transferee acknowledges that Transferee is acquiring certain shares of the capital stock of the Company (the “Stock”), which shares are subject to the terms and conditions of the Agreement.

2. Agreement. As partial consideration for such transfer, Transferee (i) agrees that the Stock acquired by Transferee shall be bound by and subject to the terms of the Agreement, to the same extent and with the same rights and obligations as the person(s) from which such Stock is received and (ii) hereby agrees to become a party to the Agreement with the same force and effect as if Transferee were originally a party thereto.

3. Notice. Any notice required or permitted by the Agreement shall be given to Transferee at the address listed below Transferee’s signature below.

4. Joinder. The spouse of the undersigned Transferee, if applicable, executes this Adoption to acknowledge its fairness and that it is in such spouse’s best interests and to bind to the terms of the Agreement such spouse’s community interest, if any, in the Stock.

EXECUTED AND DATED this          day of                     ,         .

TRANSFEREE:

Address:
Address:
Fax:
Spouse: (if applicable):

Name:

Acknowledged and accepted on                                         ,                     .

WHITEGLOVE HOUSE CALL HEALTH, INC.

By:
Name:
Title:

Exhibit A

WHITEGLOVE HOUSE CALL HEALTH, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

SIGNATURE PAGE